Exhibit 4.6

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into as of the 30th day of March 2006 by and between Advanced Tel, Inc., a California corporation (“ATI”), David Singer, an individual and sole shareholder of ATI (“Singer” or the “Seller”), and InterMetro Communications, Inc., a California corporation (the “Buyer” or “Company”), with respect to the following facts:

R E C I T A L S

A.	Singer owns 100% of the total issued and outstanding capital stock of ATI.

B.	ATI is engaged in the business of selling telecommunications services to businesses and consumers (the “Business”).

C.	The Company desires to acquire from Singer and Singer desires to sell to the Company 100% of the total issued and outstanding stock of ATI in exchange for up to $750,000 in cash, up to 1,000,000 shares of the Company’s common stock (“Common Stock”), and a two year unsecured note payable by ATI in a principal amount to be determined pursuant to Section 1.2(e) of the Agreement which is subject to adjustment, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, and in light of the above recitals to this Agreement, the parties to this Agreement hereby agree as follows:

1.	SALE AND PURCHASE

1.1 Sale and Purchase of Stock. In consideration for the Purchase Price (as defined in Section 1.2 of this Agreement) and the other covenants of the Company in this Agreement, Singer hereby agrees to convey to the Company all of his capital stock (the “ATI Stock”) and right, title and interest in and to ATI, on the Closing Date (as defined in Section 5.1 of this Agreement).

1.2 Purchase Price. As consideration for the sale by Singer of the shares of ATI Stock to the Company on the Closing Date (as defined in Section 5.1 of this Agreement), the Company will pay to Singer an amount (the “Purchase Price”) (1) up to 1,000,000 shares (the “Shares”) of the Company’s Common Stock (the “Stock Payment”), (2) up to $750,000 in cash (the “Cash Payment”) payable by Buyer to Seller, and (3) a two year unsecured note in a principal amount to be determined pursuant to Section 1.2(e) of this Agreement (the “Note Payment”) payable by ATI to Seller, subject in all cases to the conditions and adjustments described in Sections 1.2(b), 1.2(c), 1.2(d), 1.2(e), and 1.2(g) of this Agreement. Unless registered under the Securities Act of 1933, as amended, prior to issuance to Seller, the Shares will bear the following legend:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

(a) Payment of Purchase Price. The Purchase Price will be paid as follows: (1) The issuance of 500,000 Shares to Seller on the Closing (“Initial Stock Payment”), subject to possible increase as provided in Section 1.2(b) or possible decrease as provided in Sections 1.2(d) and 1.2(g) of this Agreement, (2) $250,000 in cash, payable $42,000 on a date 30 days after the Closing, $41,600 on a date 60 days after the Closing, $41,600 on a date 90 days after the Closing, $41,600 on a date 120 days after the Closing, $41,600 on a date 150 days after the Closing, and $41,600 on a date 180 days after the Closing, and (3) a two year unsecured note payable by ATI in a principal amount to be determined pursuant to Section 1.2(e) of this Agreement bearing no interest, payable in 24 equal monthly installments beginning on the Note Calculation Date (as that term is defined in Section 1.2(e) of this Agreement) (the “Note”). The initial $250,000 of the Cash Payment is subject to possible increase as provided in Section 1.2(c) and this possible increase is subject to possible decrease as provided in Sections 1.2(d) and 1.2(g) of this Agreement. The Note Payment is subject to possible decrease as provided in Sections 1.2(d), 1.2(e), and 1.2(g) of this Agreement.

(b) Adjustment to Number of Shares. The Purchase Price will be increased by up to an additional 500,000 Shares as follows: (1) up to 250,000 additional Shares will be issued to Seller within 60 days after the first full twelve months after the date of the Closing (“2006 Stock Payment”) if Qualified Revenue (as defined in Section 2 of this Agreement) for such twelve month period is equal to or greater than $6,700,000, subject to adjustment by the mutual written consent of Singer and the Company (the “Revenue Threshold”); provided, that to the extent that the actual Qualified Revenue during said twelve month period is less than the Revenue Threshold, then the number of additional Shares will be reduced below 250,000 by the same percentage as the percentage short-fall of Qualified Revenue compared to the Revenue Threshold; and (2) up to an additional 250,000 Shares will be issued to the Seller within 60 days after the next twelve month period (“2007 Stock Payment”) if Qualified Revenue (as defined in Section 2 of this Agreement) is equal to or greater than $6,700,000 subject to adjustment by the mutual written consent of Singer and the Company (the “2007 Revenue Threshold”); provided, that to the extent that actual Qualified Revenue during such twelve month period is less than the 2007 Revenue Threshold, then the number of additional Shares will be reduced below 250,000 by the same percentage as the percentage short-fall of Qualified Revenue compared to the 2007 Revenue Threshold. In the event that the Company’s Common Stock becomes freely tradable on a U.S. national stock exchange, NASDAQ, OTC Bulletin Board or “Pink Sheets” (collectively a “Stock Market”) within two years from the date of the Closing (the “Two Year Period”), then each of the Initial Stock Payment,

2006 Stock Payment and 2007 Stock Payment may be increased as follows: The Company will calculate (the “Calculation”) the potential adjustment separately for each of the Initial Stock Payment, the 2006 Stock Payment and the 2007 Stock Payment. The calculation will be made for each Stock Payment on the first day on which all of the following conditions with respect to each of those Stock Payments have been satisfied: (i) the Two Year Period has elapsed, (ii) the Shares associated with the particular Stock Payment have been freely tradable without restriction for a period of 60 days (i.e. at least eligible for Rule 144(k)) and the trading of Buyer’s stock has not been suspended or terminated by order of the Securities and Exchange Commission, and (iii) the Shares associated with the Stock Payment have not been sold or otherwise transferred by the Seller. If the closing last sale price of the Company’s Common Stock during the period commencing on the first day that the Seller may freely trade the Shares without restriction and ending on the date of the Company’s Calculation (the “Free Trade Period”) has not equaled or exceeded $3.00 per share on the Stock Market for five consecutive trading days, then the Stock Payment will be increased by an amount equal to $3.00 minus the greater of (a) the average closing last sale price of the Company’s Common Stock on the Stock Market during the Free Trade Period, or (b) the closing last sale on the last day of the Free Trade Period, multiplied by the number of Shares included in the particular Stock Payment, less the principal amount of the Note, as adjusted pursuant to Section 1.2(e) of this Agreement and less any existing or future disputes or liabilities of ATI based upon events which occurred on or before the Closing. This Additional Purchase Price (the “APP”) will be payable by the Company in either of the following forms at the sole option of the Company: (x) in cash in four equal calendar quarterly payments with the first payment due on the last day of the first full calendar quarter after the end of the Free Trade Period, plus simple interest thereon at the rate of 8% per annum, or (y) in the form of freely tradable shares of the Company’s Common Stock with a value equal to the APP, based upon the closing last sale price of the Company’s Common Stock on the Stock Market on the trading day immediately preceding the date of the issuance of such additional freely tradable shares to the Seller.

If the Company’s Common Stock does not become publicly traded within the Two Year Period, then the Purchase Price will be increased by $1.50 per Share multiplied by the sum of all Stock Payments, payable by the Company in cash in four equal calendar quarterly payments, with the first payment due on the last day of the first full calendar quarter after the expiration of the Two Year Period, plus simple interest thereon at the rate of 8% per annum.

(c) Adjustment to Cash Payment. The Purchase Price will be increased by up to an additional $500,000 as follows: Within 60 days after the end of each of the first eight full fiscal quarters after the Closing (the “Transaction Quarters”), the Company will pay to the Seller in cash an amount (provided that it is a positive number) equal to 10% multiplied by Qualified Revenue for the most recent Transaction Quarter minus Qualified Revenue for the prior Transaction Quarter which had the highest Qualified Revenue. For the purpose of the first calculation, the amount of Qualified Revenue for the previous fiscal quarter will be $1,875,000. In no event will cumulative additional Cash Payments pursuant to Section 1.3(c) of this Agreement exceed $500,000.

(d) Adjustment for Termination of Employment Agreement. If the Employment Agreement for Singer referenced in Section 3 of this Agreement is terminated for any reason prior to the end of its three year term, other than solely because of a material breach of it by the Company, then all of the Stock Payments, except for the Initial Stock Payment, and Cash Payments, except for the initial $250,000 of the Cash Payment, will be reduced by 20%.

(e) Adjustment to Note Payment. Singer and Buyer agree that the principal amount of the Note will be equal to the Working Capital (as hereinafter defined) of ATI as of March 31, 2006 plus 60% of any cash recovered by ATI within six (6) months after the Closing Date from those certain uncollectible receivables disclosed in writing by Seller to Buyer prior to the Closing Date and acknowledged by Buyer in writing prior to the Closing Date less any and all expenses incurred by Buyer or ATI to collect such uncollectible receivables (the “Receivable Recovery Amount”). For the purposes of this Agreement, Working Capital means current assets of ATI less current liabilities of ATI calculated pursuant to generally accepted accounting principals (“GAAP”), which in no case will be less than $150,000 initially, less any adjustments, if any, pursuant to Section 1.2(g). The parties agree to determine ATI’s Working Capital at March 31, 2006, by no later than June 30, 2006 (the “Note Calculation Date”) at which time the Note will be executed. If applicable, the parties agree to amend the principal amount of the Note six (6) months after the Closing Date to include the Receivable Recovery Amount, if any.

(f) Purchase Price Allocations. The parties agree that the sum of ten thousand dollars ($10,000) of the cash portion of the Purchase Price will be allocated to the covenant not to compete set forth in Section 4 of this Agreement.

(g) Right of Offset. Notwithstanding anything else herein to the contrary, the Buyer will have the right to offset and reduce the amount of any Stock Payments, except for the Initial Stock Payment, or Cash Payments, except for the initial $250,000 of the Cash Payment, or Note Payment under this Agreement for any loss, cost, damage, liability, claim, or expense incurred by the Buyer or any of its affiliates or by ATI as a result of a breach by Singer or ATI of any of their covenants, representations, or warranties in this Agreement, or as a result of any liabilities of ATI accrued prior to the Closing or disputes based upon events which occurred on or before the Closing, or for which Seller has an indemnification obligation to Buyer or any of its affiliates pursuant to Section 11.1 of this Agreement. Offsets and reductions to Stock Payments, if any, will be calculated assuming a price of $3.00 per share of the Company’s Common Stock (as adjusted for any stock dividends, stock splits, and similar extraordinary transactions). Buyer’s right to offset and reduce payments herein is not its exclusive remedy and is cumulative with all other remedies available to Buyer. Buyer may seek any other remedy available to it at law or in equity that is available to it in any order it determines in its sole and absolute discretion.

2.	Qualified Revenue.

For purposes of this Agreement, “Qualified Revenue” means actual gross revenue attributable to ATI’s Customer Agreements, as determined by GAAP, (i) excluding any revenue derived from the Company, (ii) prior to any taxes and (iii) after any credits, discounts or disputed amounts. In addition, to be considered Qualified Revenue, revenue generated from an ATI Customer Agreement must return a Gross Profit of at least fifteen percent (15%), subject to adjustment by the mutual written consent of Singer and the Company. For purposes of this Agreement, Gross Profit is net revenue calculated pursuant to GAAP, net of all direct costs including but not limited to commissions.

3.	Employment Agreement.

On the Closing Date, the Company and Singer will enter into an employment agreement pursuant to which the Company will hire Singer as President of ATI, for a three year term for an annual base salary of $185,000, with benefits outlined in that certain Employment Agreement dated March 31, 2006 (the “Employment Agreement”). The Employment Agreement will provide that Singer’s responsibilities will include managing the day-to-day operations of ATI.

4.	Non-Compete Agreement.

As an inducement to Buyer to enter into and to perform its obligations under this Agreement, Singer covenants to enter into a non-compete agreement with the Buyer on or before the Closing Date pursuant to which Singer will agree that for a period of the shorter of (i) five years from the Closing Date or (ii) 30 months from the date of termination of the Employment Agreement referenced in Section 3 of this Agreement, and in any event while Singer is an employee, officer, director, or consultant of the Buyer or any of its affiliates, he will not directly or indirectly, whether (a) as employee, agent, consultant, employer, principal, partner, officer or director; (b) holder of more than five percent of any class of equity securities or more than five percent of the aggregate principal amount of any class of equity securities or more than five percent of the aggregate principal amount of any class of debt, notes or bonds of a company with publicly traded equity securities; or (c) in any other individual or representative capacity whatsoever, in each case for his own account or the account of any other person or entity, engage in any business or trade competing with any of the businesses or trades of the Buyer or its affiliates, which they conduct as of the Closing Date, during the term of the Employment Agreement, or as of the termination of the Employment Agreement, in the United States (the “Non-Compete Agreement”). The Seller and Singer acknowledge that the restrictions set forth in this Section 4 are fair and reasonable with respect to their duration, scope and area. If, at the time of enforcement of this Section 4, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area. In the event of any breach of any provisions of this Section 4, Buyer will have the right, in addition to any other rights and remedies existing in its favor hereunder, to enforce its rights and the obligations of Singer under this Section 4 not only by an action or actions for damages but also by an action or actions for specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of the provisions of this Section 4.

5.	Closing and Further Acts.

5.1 Time and Place of Closing. Upon satisfaction or waiver of the conditions set forth in Section 8 of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 2685 Park Center Drive, Building A, Simi Valley, California 93065 at 11:00 a.m. (local time) on the date that the parties may mutually agree in writing, effective as of March 31, 2006 (the “Closing Date”).

5.2 Actions at Closing. At the Closing, the following actions will take place:

(a) Buyer will pay to Seller the Purchase Price as described in Section 1.2 of this Agreement by delivery of (i) the appropriate cash or cash equivalent, (ii) stock certificates evidencing the Initial Stock Payment, and (iii) the Note.

(b) Seller will tender to the Company certificates and any other documents evidencing 100% of Seller’s ownership in ATI.

(c) ATI will deliver to Buyer copies of necessary resolutions of the Board of Directors of ATI authorizing the execution, delivery, and performance of this Agreement and the other agreements contemplated by this Agreement for ATI’s execution, and consummation of the transactions contemplated by this Agreement, which resolutions have been certified by an officer of ATI as being valid and in full force and effect.

(d) Buyer will deliver to Seller copies of corporate resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement for Buyer’s execution, if any, and consummation of the transactions contemplated by this Agreement, which resolutions have been certified by an officer of Buyer as being valid and in full force and effect.

(e) Each of ATI and the Company will deliver to the other party true and complete copies of each party’s Certificate of Incorporation and a Certificate of Good Standing from the appropriate official of each party’s jurisdiction of incorporation, which certificates and certificates of good standing are dated not more than 30 days prior to the Closing Date.

(f) Each party to the Employment Agreement shall have executed and delivered to the other parties the Employment Agreement.

(g) Any additional documents or instruments as a party may reasonably request or as may be necessary to evidence and affect the sale, assignment, transfer and delivery of the ATI Stock to the Buyer.

5.3 Conduct of Business Prior to Closing. After the execution of this Agreement by the Buyer and until the Closing, ATI will:

(a) consistent with the ordinary course of business, maintain the operations and goodwill of the Business and ATI, and continue its relationships with persons having business dealings with ATI; and

(b) consistent with the ordinary course of business, maintain all of the assets of ATI in their current condition, ordinary wear and tear excepted, and insurance on all of said assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement; and

(c) maintain the books, accounts and records of ATI using ATI’s normal business practices consistently applied, including recognition of revenues and expenses, continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discontinuing or accelerating payment of such accounts and comply with all contractual and other obligations applicable to the ATI; and

(d) not make any change to, or otherwise amend in any way, the contracts with, salaries, wages or other compensation of, any officer, director, agent or other similar representative of ATI (including any increase in any benefits or benefit plan costs or any change in any bonus, insurance, pension, compensation or other benefit plan); and

(e) not hire any officer, director, employee, agent or other similar representative of ATI except employees hired in the normal course of business; and

(f) not incur any indebtedness for borrowed money except in the ordinary course of business, and not pledge or grant liens or security interests in any of the ATI’s Assets; and

(g) not sell, transfer or dispose of any assets except for sales in the ordinary course of business; and

(h) not distribute any assets of ATI to any of its shareholders or other affiliates of the ATI, or to any other party.

5.4 No Solicitation and Due Diligence. ATI will not, nor will ATI encourage, facilitate, solicit, or authorize any of its shareholders, directors, officers, employees, agents or representatives to solicit or enter into any discussion (or continue any discussion) with any third party (including the provision of any information to a third party), or enter into any agreement or understanding of any kind regarding the purchase, sale, lease, assignment, conveyance or other disposition or acquisition of all or any portion of its assets, the Business or any capital stock of

ATI, for the period commencing on the date first above written and extending until March 31, 2006. During this period and until the Closing or termination of this Agreement, ATI will fully cooperate with the Buyer, and it representatives to enable them to conduct complete due diligence of ATI, the Business, and the books, records and documents relating to ATI and the Business.

5.5 Due Diligence by Buyer. Until the Closing, ATI and Singer will fully cooperate with reasonable requests made by Buyer, and its representatives to enable them to conduct due diligence of ATI.

5.6 Due Diligence by Seller. Until the Closing, Buyer will fully cooperate with reasonable requests made by Seller, and its representatives to enable them to conduct due diligence of Buyer.

6.	Representations and Warranties of ATI and Singer.

ATI and Singer represent and warrant to Buyer as follows:

6.1 Power and Authority; Binding Nature of Agreement. ATI and Singer have full power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery, and performance of this Agreement by ATI has been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of each of the other parties hereto, this Agreement is a valid and binding obligation of ATI and Singer.

6.2 Subsidiaries. There is no corporation, general partnership, limited partnership, joint venture, association, trust or other entity or organization that ATI directly or indirectly controls or in which ATI directly or indirectly owns any equity or other interest.

6.3 Good Standing. ATI (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

6.4 Charter Documents and Corporate Records. ATI has delivered to Buyer complete and correct copies or provided Buyer with the right to inspect true and complete copies of all (i) the articles of incorporation, bylaws and other charter or organizational documents of ATI, including all amendments thereto, (ii) the stock records of ATI, and (iii) the minutes and other records of the meetings and other proceedings of the shareholders and directors of ATI. ATI is not in violation or breach of (i) any of the provisions of its articles of incorporation, bylaws or other charter or organizational documents, or (ii) any resolution adopted by its shareholders or directors. There have been no meetings or other proceedings of the shareholders or directors of ATI that are not fully reflected in the appropriate minute books or other written records of ATI.

6.5 Financial Statements. ATI has delivered to Buyer the following financial statements relating to ATI prior to the Closing (the “ATI Financial Statements”): (i) the unaudited assets of ATI as of December 31, 2005 and (ii) the unaudited statements of income for the years ended June 30, 2003, 2004 and 2005 and the six months ended December 31, 2005 and the unaudited balance sheet, statements of retained earnings and shareholders’ equity for the month ended December 31, 2005. Except as stated therein or in the notes thereto, the ATI Financial Statements: (a) present fairly the financial position of ATI as of the respective dates thereof and the results of operations and changes in financial position of ATI for the respective periods covered thereby; and (b) have been prepared in accordance with ATI’s normal business practices applied on a consistent basis throughout the periods covered. Buyer understands that pursuant to Section 8.1(e) of this Agreement, the ATI Financial Statements will be audited, prepared in accordance with GAAP and delivered to the Buyer prior to or as soon as practicable after the Closing at the expense of Buyer.

6.6 Capitalization. The authorized capital stock of ATI consists of 1,000,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding, and zero shares of preferred stock, no par value, none of which are issued or outstanding. All of the outstanding shares of the capital stock of ATI are validly issued, fully paid and nonassessable, and have been issued in full compliance with all applicable federal, state, local and foreign securities laws and other laws.

6.7 Absence of Changes. Except as otherwise set forth on Schedule 6.7 hereto or otherwise disclosed to Buyer in writing prior to the Closing, since December 31, 2005:

(a) There has not been any material adverse change in the business, condition, assets, operations or prospects of ATI and no event has occurred or, to ATI’s knowledge, is expected to occur after the Closing that might have a material adverse effect on the business, condition, assets, operations or prospects of ATI.

(b) ATI has not (i) declared, set aside or paid any dividend or made any other contribution in respect of any shares of capital stock, nor (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities.

(c) ATI has not sold or otherwise issued any shares of capital stock or any other securities.

(d) ATI has not amended its articles of incorporation, bylaws or other charter or organizational documents, nor has it effected or been a party to any merger, recapitalization, reclassification of shares, stock split, reverse stock split, reorganization or similar transaction.

(e) ATI has not formed any subsidiary or contributed any funds or other assets to any subsidiary.

(f) ATI has not purchased or otherwise acquired any assets, nor has it leased any assets from any other person, except in the ordinary course of business consistent with past practice.

(g) ATI has not made any capital expenditure outside the ordinary course of business or inconsistent with past practice, or in an amount exceeding ten thousand dollars ($10,000) singly or in excess of fifty thousand dollars ($50,000) in the aggregate, without Buyer’s consent.

(h) ATI has not sold or otherwise transferred any assets to any other person, except in the ordinary course of business consistent with past practice and at a price equal to the fair market value of the assets transferred.

(i) There has not been any loss, damage or destruction to any of the properties or assets of ATI (whether or not covered by insurance).

(j) ATI has not written off as uncollectible any indebtedness or accounts receivable, except for write offs that were made in the ordinary course of business consistent with past practice and that involved less than $60,000 singly and less than $115,000 in the aggregate.

(k) ATI has not leased any assets to any other person except in the ordinary course of business consistent with past practice and at a rental rate equal to the fair rental value of the leased assets.

(l) ATI has not mortgaged, pledged, hypothecated or otherwise encumbered any assets, except in the ordinary course of business consistent with past practice.

(m) ATI has not entered into any contract, or incurred any debt, liability or other obligation (whether absolute, accrued, contingent or otherwise), except for (i) contracts that were entered into in the ordinary course of business consistent with past practice and that have terms of less than six months and do not contemplate payments by or to ATI which will exceed, over the term of the contract, ten thousand dollars ($10,000) in the aggregate, and (ii) current liabilities incurred in the ordinary course of business consistent with the past practice.

(n) ATI has not made any loan or advance to any other person, except for advances that have been made to customers in the ordinary course of business consistent with past practice and that have been properly reflected as “accounts receivables.”

(o) Other than annual raises or bonuses paid or provided consistent with past business practices, ATI has not paid any bonus to, or increased the amount of the salary, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of ATI.

(p) No contract or other instrument to which ATI is or was a party or by which ATI or any of its assets are or were bound has been amended or terminated, except in the ordinary course of business consistent with past practice.

(q) ATI has not discharged any lien or discharged or paid any indebtedness, liability or other obligation, except for current liabilities that (i) are reflected in the ATI Financial Statements as of December 31, 2005 or have been incurred since December 31, 2005 in the ordinary course of business consistent with past practice, and (ii) have been discharged or paid in the ordinary course of business consistent with past practice.

(r) ATI has not forgiven any debt or otherwise released or waived any right or claim, except in the ordinary course of business consistent with past practice.

(s) ATI has not changed its methods of accounting or its accounting practices in any respect.

(t) ATI has not entered into any transaction outside the ordinary course of business or inconsistent with past practice.

(u) ATI has not agreed or committed (orally or in writing) to do any of the things described in clauses (b) through (t) of this Section 6.7.

6.8 Absence of Undisclosed Liabilities. ATI has no debt, liability or other obligation of any nature (whether due or to become due and whether absolute, accrued, contingent or otherwise) that is not reflected or reserved against in the ATI Financial Statements as of December 31, 2005, except for obligations incurred since December 31, 2005 in the ordinary and usual course of business consistent with past practice.

6.9 Contracts.

(a) ATI has delivered to Buyer a complete and accurate list and provided Buyer with true and complete copies of all contracts or agreements of ATI which are (i) material to the Business as currently conducted; (ii) are subject to default or termination upon a change in control of ATI; (iii) create a partnership or joint venture; (iv) impose a noncompetition obligation on ATI, or an officer, director or employee thereof; or (v) relating to the employment of any individual on a full-time, part-time, consulting, or other basis (collectively, “Material Contracts”).

(b) To the best of Seller’s and ATI’s knowledge, each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms.

(c) To ATI’s knowledge, no event has occurred or circumstance exists that may contravene, conflict with or result in a violation or breach of, or give any party to a Material Contract the right to declare a default or exercise any remedy thereunder, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any Material Contract.

(d) Neither ATI nor any of its affiliates have received any written notice regarding any actual, alleged or potential violation or breach of, or default under, any Material Contract which has not been entirely cured.

(e) No Addendum 2 to that certain Wholesale Services Agreement by and between ATI and Qwest Communications Corporation, dated March 19, 2002, as amended, or any other document setting forth additional “Security Terms and Conditions,” exists.

6.10 Accounts Receivable. Except as otherwise disclosed in writing to Buyer prior to the Closing, all of ATI’s accounts receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of Business and have been collected or are collectible in the lawful and ordinary course of business as heretofore conducted, subject to the reserve for bad debt recorded on the ATI Financial Statements.

6.11 ATI Assets.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of the terms and conditions of, or result in a loss of rights under, or result in the creation of any lien, charge or encumbrance upon, any of the assets of the Business.

(b) ATI has good and marketable title to all of its assets, free and clear of all mortgages, liens, leases, pledges, charges, encumbrances, equities or claims, except as expressly disclosed in writing by Seller to Buyer prior to the Closing Date.

(c) ATI owns all copyrights, trademarks, and tradenames related to the Business and the use of such copyrights, trademarks, and tradenames has not and will not infringe on the rights of any third party.

(d) ATI’s assets are not subject to any material liability, absolute or contingent, which has not been disclosed by Seller to Buyer in writing prior to the Closing Date nor is ATI subject to any liability, absolute or contingent, which has not been disclosed to and acknowledged by Buyer in writing prior to the Closing Date.

(e) Seller has provided to Buyer in writing an accurate description of all of the assets of ATI or used in the business of ATI.

(f) To the best of Seller’s and ATI’s knowledge, Seller has provided to Buyer in writing a list of all contracts, agreements, licenses, leases, arrangements, commitments and other undertakings to which ATI is a party or by which it or its property is bound. Except as specified by Seller to Buyer in writing prior to the Closing Date, to the best of Seller’s and ATI’s knowledge all of such contracts, agreements, leases, licenses and commitments are valid, binding and in full force and effect.

(g) All of the machinery, equipment, furniture and fixtures as of the Closing Date will be in the same condition as on the date of this Agreement, normal wear and tear excepted. ATI hereby conveys to Buyer (to the extent it is able under the applicable warranty documents) any and all product warranty or similar rights that ATI may have against third parties in respect of the condition of any assets.

6.12 Compliance With Laws; Licenses and Permits. ATI is not in violation of, nor has it failed to conduct its business in full compliance with, any applicable federal, state, local or foreign laws, regulations, rules, treaties, rulings, orders, directives or decrees. ATI has delivered to Buyer a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all of the licenses, permits, authorizations and franchises to which ATI is subject and all said licenses, permits, authorizations and franchises are valid and in full force and effect. Said licenses, permits, authorizations and franchises constitute all of the licenses, permits, authorizations and franchises necessary to permit ATI to conduct its business in the manner in which it is now being conducted, and ATI is not in violation or breach of any of the terms, requirements or conditions of any of said licenses, permits, authorizations or franchises.

6.13 Taxes. Except as disclosed herein, to ATI’s knowledge, ATI has accurately and completely filed with the appropriate United States state, local and foreign governmental agencies all tax returns and reports required to be filed (subject to permitted extensions applicable to such filings), and has paid or accrued in full all taxes, duties, charges, withholding obligations and other governmental liabilities as well as any interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any governmental authority (including taxes on properties, income, franchises, licenses, sales and payrolls). (All such items are collectively referred to herein as “Taxes”). The ATI Financial Statements fully accrue or reserve all current and deferred taxes. ATI is not a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority for the assessment or collection of Taxes. No liability for taxes has been incurred other than in the ordinary course of business. There are no liens for Taxes except for liens for property taxes not yet delinquent. ATI is not a party to any Tax sharing, Tax allocation, Tax indemnity or statute of limitations extension or waiver agreement and in the past year has not been included on any consolidated combined or unitary return with any entity other than ATI. ATI has duly withheld from each payment made to each person from whom such withholding is required by law the amount of all Taxes or other sums (including but not limited to United States federal income taxes, any applicable state or municipal income tax, disability tax, unemployment insurance contribution and Federal Insurance Contribution Act taxes) required to be withheld therefrom and has paid the same to the proper tax authorities prior to the due date thereof. To the extent any Taxes withheld by ATI have not been paid as of the Closing Date because such Taxes were not yet due, such Taxes will be paid to the proper tax authorities in a timely manner. All Tax returns filed by the ATI are accurate and comply with and were prepared in accordance with applicable statutes and regulations.

6.14 Environmental Compliance Matters. To the best of the knowledge of ATI, without conducting any study or independent investigation, ATI has at all relevant times with respect to the Business been in material compliance with all environmental laws, and has received no potentially responsible party notices or similar notices from any governmental agencies or private parties concerning releases or threatened releases of any “hazardous substance” as that term is defined under 42 U.S.C. 960(1)(14).

6.15 Compensation. Since January 1, 2006, ATI has not paid or committed to pay to or for the benefit of any of its officers or directors any compensation of any kind other than wages, salaries and benefits at times and rates in effect on January 1, 2006, subject to wage increases of less than ten percent paid or payable to employees other than officers and directors, nor have they effected or agreed to effect any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement. ATI does not have any bonus plan or obligations with respect to any bonus plan. ATI has provided Buyer with a full and complete list of all officers, directors, employees and consultants of ATI as of the date hereof, specifying their names and job designations, their dates of hire, the total amount paid or payable as wages, salaries or other forms of direct compensation, and the basis of such compensation, whether fixed or commission or a combination thereof.

6.16 No Default.

(a) Each of the contracts, agreements or other instruments of ATI and each of the standard Customer Agreements or contracts of ATI is a legal, binding and enforceable obligation by or against ATI, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). No party with whom ATI has an agreement or contract is in default thereunder or has breached any terms or provisions thereof which is material to the conduct of ATI’s business.

(b) ATI has performed, or is now performing, the obligations of, and ATI is not in material default (or would by the lapse of time and/or the giving of notice be in material default) in respect of, any contract, agreement or commitment binding upon it or its assets or properties and material to the conduct of its Business. No third party has raised any claim, dispute or controversy with respect to any of the executory contracts of ATI, nor has ATI received notice of warning of alleged nonperformance, delay in delivery or other noncompliance by ATI with respect to its obligations under any of those contracts, nor are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other parties thereto.

6.17 Business and Customers. ATI has provided Buyer a complete and accurate list and provided Buyer with the right to inspect true and complete copies of (a) a written list of all its customers as of the Closing Date, (b) the amount for which each such customer was invoiced during the twelve month period ending December 31, 2005, and (c) the expiration date of the ATI’s contracts with such customers. Except as otherwise disclosed to Buyer in writing, ATI has received no notice and, has no reason to believe, that any significant customer of ATI (i) has ceased, or will cease, to use the products, goods, or services of ATI, (ii) has substantially reduced, or will substantially reduce, the use of products, goods, or services of ATI or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods, or services of ATI, including in each case after the consummation of the transactions contemplated hereby. No customer of ATI described in clause (a) of this section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

6.18 Suppliers. ATI has provided Buyer with (a) the names of all suppliers from which ATI ordered inventories and other products, goods, and services with an aggregate purchase price for each such supplier of $10,000 or more during the twelve month period ended December 31, 2005 and (b) the amount for which each such supplier invoiced ATI during such period. ATI has not received any notice from any such supplier indicating that there is or will be a material change in the price of such items or services, and has no reason to believe that there will be any such material change in the price of such items or services, or that any such supplier (other than Buyer) will not sell such items to ATI at any time after the Closing Date on terms and conditions similar to those used in its current sales to ATI, subject to general and customary price increases. No supplier to ATI described in clause (a) of the first sentence of this section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

6.19 Product Warranties. Except as otherwise disclosed in writing to Buyer prior to the Closing and for warranties under applicable law, (a) there are no warranties, express or implied, written or oral, with respect to the products of ATI, (b) there are no pending or threatened claims with respect to any such warranty, and (c) ATI has no, and after the Closing Date, will have no, liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent, or otherwise and whether due or to become due, other than customary returns in the ordinary course of business that are fully reserved against in the ATI Financial Statements.

6.20 Proprietary Rights.

(a) ATI has provided Buyer in writing a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all software, patents and applications for patents, trademarks, trade names, service marks, and copyrights, and applications therefor, owned or used by ATI or in which it has any rights or licenses, except for software used by ATI and generally available on the commercial market. ATI has provided Buyer with a complete and accurate description of all agreements or provided Buyer with the right to inspect true and complete copies of all agreements of ATI with each officer, employee or consultant of ATI providing ATI with title and ownership to patents, patent applications, trade secrets and inventions developed or used by ATI in its business. To ATI’s knowledge, all of such agreements are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

(b) ATI owns or possesses licenses or other rights to use all computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, propriety know-how or information, or other rights with respect thereto (collectively referred to as “Proprietary Rights”), used in the business of ATI, and the same are sufficient to conduct ATI’s business as it has been and is now being conducted.

(c) To ATI’s knowledge, the operations of ATI do not conflict with or infringe, and no one has asserted to ATI that such operations conflict with or infringe on any Proprietary Rights owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against ATI with respect to any Proprietary Rights, and to the knowledge of the management of ATI none has been threatened against ATI. To the best knowledge of the management of ATI there are no facts or alleged fact which would reasonably serve as a basis for any claim that ATI does not have the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of ATI as it has been and is now being conducted.

(d) To ATI’s knowledge, no employee of ATI is in violation of any term of any employment contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with ATI or any previous employer.

6.21 Insurance. ATI has provided Buyer with a complete and accurate list of all policies of insurance and provided Buyer with the right to inspect true and complete copies of all policies of insurance to which ATI is a party or is a beneficiary or named insured as of the Closing Date. ATI has in full force and effect, with all premiums due thereon paid, the policies of insurance set forth therein. All the insurable properties of ATI are insured in amounts and coverage and against risks and losses which are adequate and usually insured against by persons holding or operating similar properties in similar businesses. There were no claims in excess of $10,000 asserted or currently outstanding under any of the insurance policies of ATI in respect of all motor vehicle, general liability, errors and omissions, workers compensation, and medical claims during the calendar year ending on December 31, 2005.

6.22 Labor Relations. None of the employees of ATI are represented by any union or are parties to any collective bargaining arrangement, and no attempts are being made to organize or unionize any of ATI’s employees. Except as disclosed in writing to Buyer prior to the Closing, there is not presently pending or existing, and there is not presently threatened, any (a) strike, slowdown, picketing, work stoppage or employee grievance process, or (b) action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) against or affecting ATI relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters. ATI is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and is not engaged in any unfair labor practices. ATI is in compliance with the Immigration Reform and Control Act of 1986.

6.23 Employee Benefits. ATI has provided Buyer with a complete and accurate list of all employee payroll and benefit plans of the ATI and provided Buyer with the right to inspect true and complete copies of all employee payroll and benefit plans of ATI (i) currently in effect, and (ii) with respect to which ATI may have any liability or obligation (the “Employee Plans”). ATI has made available to Buyer a copy of each Employee Plan, including any amendments thereto and all related trust agreements and insurance contracts and, to the extent any Employee Plan is not in writing, a short summary of such plan has been provided to Buyer. All Employee Plans have been administered in substantial compliance with their terms, except for any noncompliance that could not be reasonably expected to have a material adverse effect on ATI, its Business, or the Acquired Assets. Except as disclosed to Buyer by ATI in writing, none of the employees of ATI are covered by a collective bargaining agreement or any multi-employer plan.

6.24 S Corporation Status. ATI has not at any time elected to be treated as, and is not currently governed by, Subchapter S of the Internal Revenue Code of 1986, as amended.

6.25 Condition of Premises. All real property leased by ATI is in good condition and repair, ordinary wear and tear excepted.

6.26 No Distributor Agreements. Except as disclosed in writing to Buyer prior to the Closing, ATI is not a party to, nor is the property of ATI bound by, any distributors’ or manufacturer’s representative or agency agreement.

6.27 Conflict of Interest Transactions. No past or present shareholder, director, officer or employee of ATI or any of their affiliates (i) is indebted to, or has any financial, business or contractual relationship or arrangement with ATI, or (ii) has any direct or indirect interest in any property, asset or right which is owned or used by ATI or pertains to the business of ATI.

6.28 Litigation. There is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or, to ATI’s knowledge, threatened against or with respect to ATI which (i) if adversely determined would have an adverse effect on the business, condition, assets, operations or prospects of ATI, or (ii) challenges or would challenge any of the actions required to be taken by ATI under this Agreement. There exists no basis for any such action, suit, proceeding, dispute, litigation, claim, complaint or investigation.

6.29 Non-Contravention. Neither (a) the execution and delivery of this Agreement, nor (b) the performance of this Agreement will: (i) contravene or result in a violation of any of the provisions of the organizational documents of ATI; (ii) contravene or result in a violation of any resolution adopted by the shareholders or directors of ATI; (iii) result in a violation or breach of, or give any person the right to declare (whether with or without notice or lapse of time) a default under or to terminate, any agreement or other instrument to which ATI is a party or by which ATI or any of its assets are bound; (iv) give any person the right to accelerate the maturity of any indebtedness or other obligation of ATI; (v) result in the loss of any license or other contractual right of ATI; (vi) result in the loss of, or in a violation of any of the terms, provisions or conditions of, any governmental license, permit, authorization or franchise of ATI; (vii) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets of ATI; (viii) result in the reassessment or revaluation of any property of ATI; by any taxing authority or other governmental authority; (ix) result in the imposition of, or subject ATI; to any liability for, any conveyance or transfer tax or any similar tax; or (x) result in a violation of any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which ATI or any of its assets or any limited liability interests are subject.

6.30 Approvals. ATI has provided Buyer with a complete and accurate list of all jurisdictions in which ATI is authorized to do business. To ATI’s knowledge, no authorization, consent or approval of, or registration or filing with, any governmental authority is required to be obtained or made by ATI in connection with the execution, delivery or performance of this Agreement, including the conveyance to Buyer of the Business and the Acquired Assets.

6.31 Brokers. ATI has not agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the transactions contemplated by this Agreement, and, to ATI’s knowledge, no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transaction.

6.32 Special Government Liabilities. Other than telecom relay service tax (“TRS Tax”) and fees payable to certain states, which states have been disclosed in writing to Buyer prior to the Closing, which will be payable upon certification, ATI has no existing or pending liabilities, obligations or deferred payments due to any federal, state or local government agency or entity in connection with its business or with any program sponsored or funded in whole or in part by any federal, state or local government agency or entity, nor is ATI or Singer aware of any threatened action or claim or any condition that could support an action or claim against ATI, the Acquired Assets or the Business for any of said liabilities, obligations or deferred payments.

6.33 Full Disclosure. Neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Buyer by or on behalf of ATI contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

6.34 Non-Distributive Intent. The Shares being acquired by Singer as part of the Purchase Price pursuant to this Agreement are not being acquired by Singer with a view to the public distribution of them.

6.35 Representations True on Closing Date. The representations and warranties of ATI set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date. Buyer’s knowledge will not act as a waiver of any breach of the representations and warranties contained herein by ATI, Singer, or any other shareholders of ATI.

6.36 Tax Advice.

ATI and Singer hereby represent and warrant that they have sought their own independent tax advice regarding the transactions contemplated by this Agreement and neither ATI nor Singer have relied on any representation or statement made by Buyer, the Company, or their representatives regarding the tax implications of such transactions.

7.	Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

7.1 Power and Authority; Binding Nature of Agreement. Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of the other party hereto, this Agreement is a valid and binding obligation of Buyer.

7.2 Good Standing of Buyer. Buyer (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

7.3 Charter Documents and Corporate Records of Buyer. Buyer has made available to Seller to review complete and correct copies of (i) the articles of incorporation, bylaws and other charter or organizational documents of Buyer, including all amendments thereto, (ii) the stock records of Buyer, and (iii) the minutes and other records of the meetings and other proceedings of the shareholders and directors of Buyer. Buyer is not in violation or breach of (i) any of the provisions of its articles of incorporation, bylaws or other charter or organizational documents, or (ii) any resolution adopted by its shareholders or directors. There have been no meetings or other proceedings of the shareholders or directors of Buyer that are not fully reflected in the appropriate minute books or other written records of Buyer.

7.4 Capitalization of Buyer. The authorized capital stock of Buyer consists of 100,000,000 shares of common stock, no par value per share, 40,000,000 shares of which are issued and outstanding, and 30,000,000 shares of preferred stock, no par value, 2,000,000 shares of which are issued or outstanding. All of the outstanding shares of the capital stock of Seller are validly issued, fully paid and nonassessable, and have been issued in full compliance with all applicable federal, state, local and foreign securities laws and other laws. Buyer either has sufficient authorized capital stock to meet its obligations under this Agreement or has the ability to authorize the issuance of additional capital stock.

7.5 Financial Statements. The Company has made available to Seller to review the following financial statements (the “Company Financial Statements”): the draft audited income statements and statement of operations of the Company for the fiscal years ended September 30, 2003, 2004 and 2005, the draft audited balance sheet of the Company as of September 30, 2005, and the draft unaudited income statements, statement of operations, and balance sheet of the Company for the three months ended December 31, 2005. Except as stated therein or in the notes thereto, the Company Financial Statements: (a) present fairly the financial position of the Company as of the respective dates thereof and the results of operations and changes in financial position of the Company for the respective periods covered thereby; and (b) have been prepared in accordance with the Company’s normal business practices applied on a consistent basis throughout the periods covered.

7.6 Approvals. To Buyer’s knowledge, no authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery or performance of this Agreement or the Employment Agreement.

7.7 Full Disclosure. To the best of the Company’s knowledge, neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Seller by or on behalf of Buyer contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

7.8 Brokers. Buyer has not agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the transactions contemplated by this Agreement, and, to Buyer’s knowledge, no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transaction.

7.9 Representations True on Closing Date. To the best of the Buyer’s knowledge, the representations and warranties of Buyer set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

7.10 Non-Distributive Intent. The shares of ATI Stock being purchased by the Company pursuant to this Agreement are not being acquired by the Company with a view to the public distribution of them.

7.11 Non Contravention. To the Company’s knowledge neither the execution and delivery of this Agreement, nor the performance of this Agreement will contravene or result in a material violation of any of the provisions of any other agreement or obligation of the Company.

8.	Conditions to Closing.

8.1 Conditions Precedent to Buyer’s Obligation To Close. Buyer’s obligation to close the stock purchase as contemplated in this Agreement is conditioned upon the occurrence or waiver by Buyer of the following:

(a) Singer shall have delivered to the Company all certificates evidencing Singer’s ownership of 100% of the capital stock of ATI.

(b) Singer must have entered into the Employment Agreement and Non-Compete Agreement.

(c) Other than the TRS tax, all Taxes (except corporate income taxes) due and payable by ATI without regard to any deferral by reason of extension, payment programs, or any other reason, must have been paid in full. Any Taxes accrued but not yet payable must be reflected on ATI’s balance sheet delivered to Buyer.

(d) The financial condition of ATI must be as set forth in the ATI Financial Statements as of December 31, 2005, except for changes arising as a result of the conduct of ATI’s Business in the ordinary course of business, since December 31, 2005. ATI must submit to Buyer prior to or as soon as practicable after the Closing audited financial statements prepared in accordance with GAAP, certified by an independent certified public accounting firm qualified to practice before the Securities and Exchange Commission, covering ATI’s two most recent fiscal years (at Buyer’s expense) and its most recent fiscal quarter (unaudited and prepared in ATI’s normal business practices consistently applied).

(e) ATI must have delivered to Buyer a certificate executed by the Secretary of ATI certifying (i) the names of the officers of ATI authorized to sign this Agreement to which it is a party and all other documents and instruments executed by ATI pursuant hereto, together with the true signatures of such officers; (ii) copies of corporate resolutions adopted by the Board of Directors of ATI authorizing the appropriate officers of ATI to execute and deliver this Agreement and all other agreements, documents and instruments executed by the Seller pursuant hereto and to consummate the transactions contemplated herein.

(f) The Buyer must in its sole discretion be satisfied with its full and complete due diligence of ATI and all other aspects of the transactions contemplated by this Agreement, including but not limited to financial, legal and business affairs of ATI, discussions with ATI’s customers and vendors, verification that the Business will reasonably be expected to generate at least $6,700,000, subject to adjustment by the mutual written consent of Singer and the Company, of sustainable revenue per year at a Gross Profit of at least 15% for the Buyer. The Buyer must confirm its satisfaction in a writing delivered to the Seller.

(g) Such directors of ATI as the Company shall have specified in writing shall have submitted their resignations (to be effective as of the Closing) from the Board of Directors of the Company. The directors of ATI shall have duly appointed (effective as of the Closing) such other persons as the Company shall have designated to fill the vacancies on the Company’s Board of Directors.

(h) All representations and warranties of ATI and Singer made in this Agreement or in any exhibit or schedule hereto delivered by ATI or Singer must be true and correct as of the Closing Date with the same force and effect as if made on and as of that date. Buyer must receive a written representation from ATI and Singer at the

Closing that no material adverse change has occurred to ATI or the Business between December 31, 2005 and the Closing Date.

(i) ATI must have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by ATI prior to or at the Closing Date.

(j) ATI must have signed any customary investor representation letters requested by the Buyer in connection with the issuance of the Buyer’s securities as part of the purchase price for the ATI Stock, which will include, but not be limited to representations and warranties by ATI and Singer confirming their investment sophistication, knowledge, and experience, their financial condition, and their access to information regarding the Buyer.

8.2 Conditions Precedent to Seller’s Obligation To Close. Seller’s obligation to close the stock purchase as contemplated in this Agreement is conditioned upon the occurrence or waiver by Seller of the following:

(a) Seller’s satisfaction, determined in its sole discretion, with the level of Buyer’s Earnings Before Depreciation and Amortization.

(b) Seller’s and ATI’s satisfaction, determined in their sole discretion, with the tax consequences of the transaction contemplated by this Agreement.

(c) All representations and warranties of Buyer made in this Agreement or in any exhibit hereto delivered by Buyer must be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

(d) Buyer must have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

(e) The financial condition of Company must be as set forth in the Company’s Financial Statements as of December 31, 2005, except for changes arising as a result of the conduct of the Company’s business in the ordinary course of business, including but not limited to the Company’s build out and commencement of Feature Group D service offerings, consistent with GAAP, since December 31, 2005.

(f) Buyer must have provided to Seller information regarding the capitalization of the Company on a fully diluted basis as of December 31, 2005.

8.3 Notice Requirement. Seller or Singer will give prompt written notice to Buyer of any development occurring after the date of this Agreement, or any item about which ATI did not have actual knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a breach of any of the representations and warranties in Section 6 of this Agreement. Buyer will give prompt written notice to Singer of any development occurring after the date of this Agreement, or any item about which Buyer did not have actual knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a breach of any of the representations and warranties in Section 7 of this Agreement.

9.	Further Assurances and Post Closing Covenants and Obligations.

9.1 Books and Records. Following the Closing, Buyer shall, whenever reasonably requested by Singer (including reasonable prior notice to Buyer) and during normal business hours, permit Singer or his respective representatives to have access to such business records (including without limitation computer files) turned over to Buyer pursuant to this Agreement as may be required by Singer. Buyer shall use commercially reasonable efforts to preserve and maintain ATI’s payroll records for each fiscal year until the expiration of the statute of limitations (and any waivers or extensions thereof) for tax purposes relating to such year, and all other records relating to the Business for at least five years after the Closing Date.

9.2 Financial Statements. When available after the Closing, Buyer will submit to Singer audited financial statements prepared in accordance with GAAP, certified by an independent certified public accounting firm qualified to practice before the Securities and Exchange Commission, as of September 30, 2005. Until the Company’s common stock becomes publicly traded and provided (a) Seller owns at least 400,000 shares of the Company’s common stock, (b) the Note is outstanding, and (c) Seller is an employee of ATI, the Company will provide Seller with the same quarterly and audited annual financial statements that it provides to its other shareholders when such financial statements are available.

9.3 Government Approvals. Seller will (a) assist and fully cooperate with Buyer to obtain, as soon as practicable after the Closing, all state, local, and other governmental approvals and all other consents or approvals of any third parties necessary for ATI to conduct the Business as the Business was conducted prior to Closing and (b) use his best efforts to permit ATI to conduct the Business in the same manner as the Business was conducted prior to Closing until such approvals are obtained.

9.4 Internal Revenue Code Section 368. The Seller intends that this transaction qualify for tax treatment under Section 368(a)(1)(B) of the Internal Revenue Code of 1986 of 1986, as amended. While no representation regarding the tax treatment of Seller is made by Buyer herein or otherwise, Buyer agrees to cooperate with Seller in furnishing documents to Seller relating to the transaction covered by this Agreement that are (a) requested in writing by the Seller, (b) specifically necessary for Seller to make his submissions to relevant tax authorities, and (c) the disclosure of which would not violate any applicable law, rule, regulation or court order, nor cause Buyer any hardship or to be in breach of any contract or other document applicable to it.

9.5 Employee Proprietary Information, Confidentially, Loyalty, and Nonsolicitation Agreements. Each of ATI’s employees will be bound by a proprietary information, confidentially, loyalty, and nonsolicitation agreement with ATI within two weeks from the date of the Closing. Furthermore, Seller will assist and fully cooperate with Buyer to ensure that each of ATI’s employees is so bound. Seller and ATI are not aware of any failure by any ATI employee to maintain the confidentiality of ATI’s proprietary information.

10.	Survival of Representations and Warranties.

All representations and warranties made by each of the parties hereto will survive the Closing for a period of two years after the Closing Date.

11.	Indemnification.

11.1 Indemnification by Seller. Seller agrees to indemnify, defend and hold harmless Buyer and its affiliates against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorney’s fees and costs, incurred by Buyer or any of its affiliates arising, resulting from, or relating to any and all liabilities of ATI accrued prior to the Closing or relating to the ATI Stock, any misrepresentation of a material fact or omission to disclose a material fact made by Seller or ATI in this Agreement, in any exhibits to this Agreement or in any other document furnished or to be furnished by Seller or ATI under this Agreement, or any breach of, or failure by ATI or Singer to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by ATI or Seller under this Agreement.

11.2 Indemnification by Buyer. Buyer agrees to indemnify, defend and hold harmless Seller against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorneys’ fees and costs incurred by Seller arising, resulting from or relating to any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Buyer under this Agreement.

11.3 Limitations on Indemnification by Seller.

(a)	Seller’s indemnification obligation shall be limited to the maximum Purchase Price payable under this Agreement; provided, however, Seller will not be obligated with respect to the first Indemnity Claims up to an aggregate of $15,000 (the “Indemnification Exclusion”). The Indemnification Exclusion will not include individual Indemnity Claims of less than $1,000.

(b)	The indemnification obligations of Seller are solely for the benefit of Buyer, ATI, and their successors in interest and are not intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other person or entity.

(c)	Seller shall have no liability with respect to any representation or warranty, unless, within three (3) years from the Closing Date, the Buyer has notified Seller of a claim as provided for in this Section 11.

11.4 Limitations on Indemnification by Buyer. Buyer shall have no liability with respect to any representation, warranty, or covenant, unless, within three (3) years from the Closing Date, the Seller has notified Buyer of a claim as provided for in this Section 11.

11.5 Procedure for Indemnification Claims.

(a) Whenever any parties become aware that a claim (an “Underlying Claim”) has arisen entitling them to seek indemnification under this Section 11 of the Agreement, such parties (the “Indemnified Parties”) shall promptly send a notice (“Notice”) to the parties liable for such indemnification (the “Indemnifying Parties”) of the right to indemnification (the “Indemnity Claim”); provided, however, that the failure to so notify the Indemnifying Parties will relieve the Indemnifying Parties from liability under this Agreement with respect to such Indemnity Claim only if, and only to the extent that, such failure to notify the Indemnifying Parties results in the forfeiture by the Indemnifying Parties of rights and defenses otherwise available to the Indemnifying Parties with respect to the Underlying Claim. Any Notice pursuant to this Section 11.3(a) shall set forth in reasonable detail, to the extent then available, the basis for such Indemnity Claim and an estimate of the amount of damages arising therefrom.

(b) If an Indemnity Claim does not result from or arise in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties will have thirty (30) calendar days following receipt of the Notice to issue a written response to the Indemnified Parties, indicating the Indemnifying Parties’ intention to either (i) contest the Indemnity Claim or (ii) accept the Indemnity Claim as valid. The Indemnifying Parties’ failure to provide such a written response within such thirty (30) day period shall be deemed to be an acceptance of the Indemnity Claim as valid. In the event that an Indemnity Claim is accepted as valid, the Indemnifying Parties shall, within fifteen (15) Business Days thereafter, pay the damages incurred by the Indemnified Parties in respect of the Underlying Claim in cash by wire transfer of immediately available funds to the account or accounts specified by the Indemnified Parties. To the extent appropriate, payments for indemnifiable damages made pursuant to Section 11 of the Agreement will be treated as adjustments to the Purchase Price.

(c) In the event an Indemnity Claim results from or arises in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties shall have fifteen (15) calendar days following receipt of the Notice to send a Notice to the Indemnified Parties of their election to, at their sole cost and expense, assume the defense of any such Underlying Claim or legal proceeding; provided that such Notice of election shall contain a confirmation by the Indemnifying Parties of their obligation to hold harmless the Indemnified Parties with respect to damages arising from such Underlying Claim. The failure by the Indemnifying Parties to elect to assume the defense of any such Underlying Claim within such fifteen (15) day period shall entitle the Indemnified Parties to undertake control of the defense of the Underlying Claim on behalf of and for the account and risk of the Indemnifying Parties in such manner as the Indemnified Parties may deem appropriate, including, but not limited to, settling the Underlying Claim. However, the parties controlling the defense of the Underlying Claim shall not settle or compromise such Underlying Claim without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. The non-controlling parties shall be entitled to participate in (but not control) the defense of any such action, with their own counsel and at their own expense.

(d) The Indemnifying Parties and the Indemnified Parties will cooperate reasonably, fully and in good faith with each other, at the sole expense of the Indemnifying Parties, in connection with the defense, compromise or settlement of any Underlying Claim including, without limitation, by making available to the other parties all pertinent information and witnesses within their reasonable control.

12.	Injunctive Relief.

12.1 Damages Inadequate. Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants and provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

12.2 Injunctive Relief. It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, will be entitled to immediate injunctive relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

13.	Further Assurances.

Following the Closing, Seller shall furnish to Buyer such instruments and other documents as Buyer may reasonably request for the purpose of carrying out or evidencing the transactions contemplated hereby.

14.	Fees and Expenses.

ATI shall pay all fees, costs and expenses that it incurs in connection with the negotiation and preparation of this Agreement and in carrying out the transactions contemplated hereby (including, without limitation, all fees and expenses of its counsel and accountant) through March 31, 2006. ATI shall pay all fees, costs and expenses that it incurs in connection with carrying out the transactions contemplated by this Agreement after March 31, 2006 up to an amount equal to $13,000. All additional fees, costs and expenses associated with this Agreement incurred by ATI or Seller will be paid by Seller. Buyer shall pay all fees, costs and expenses that it incurs in connection with the negotiation and preparation of this Agreement and in carrying out the transactions contemplated hereby (including, without limitation, all fees and expenses of its counsel and accountant).

15.	Waivers.

If any party at any time waives any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement. Resort to any remedies referred to herein will not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

16.	Successors and Assigns.

Each covenant and representation of this Agreement will inure to the benefit of and be binding upon each of the parties, their personal representatives, assigns and other successors in interest.

17.	Entire and Sole Agreement.

This Agreement constitutes the entire agreement between the parties and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement. This Agreement may be modified or amended only by a written agreement signed by the parties against whom the amendment is sought to be enforced. The parties acknowledge that as of the execution of this Agreement, that certain Letter of Intent among certain of the parties dated January 19, 2006 will be terminated and be of no further force or effect.

18.	Governing Law.

This Agreement will be governed by the laws of California without giving effect to applicable conflict of laws provisions. With respect to any litigation arising out of or relating to this Agreement, each party agrees that it will be filed in and heard by the state or federal courts with jurisdiction to hear such suits located in Los Angeles County, California.

19.	Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

20.	Assignment.

Except in the case of an affiliate of the Buyer, this Agreement may not be assignable by any party without prior written consent of the other parties.

21.	Remedies.

Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party will have all other remedies now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

22.	Section Headings.

The section headings in this Agreement are included for convenience only, are not a part of this Agreement and will not be used in construing it.

23.	Severability.

In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the validity or enforceability of any other provision or part of this Agreement.

24.	Notices.

Each notice or other communication hereunder must be in writing and will be deemed to have been duly given on the earlier of (i) the date on which such notice or other communication is actually received by the intended recipient thereof, or (ii) the date five (5) days after the date such notice or other communication is mailed by registered or certified mail (postage prepaid) to the intended recipient at the following address (or at such other address as the intended recipient will have specified in a written notice given to the other parties hereto):

If to Seller:

David Singer

30575 Trabuco Canyon Road, Suite 200

Trabuco Canyon, California 92679

Telephone: 949 265 2000

Facsimile: 949 265 2001

And to:

Richard A. Dongell, Esq.

Dongell Lawrence Finney Claypool

707 Wilshire Blvd., 45th Floor

Los Angeles, CA 90017

Telephone: 213 943 6100

Facsimile: 213 943 6101

If to Buyer:

InterMetro Communications, Inc.

2685 Park Center Drive, Building A

Simi Valley, California 93065

Attention: Charles Rice, Chief Executive Officer

Telephone: (805) 433-8000

Facsimile: (805) 582-1006

25.	Publicity.

Except as may be required in order for a party to comply with applicable laws, rules, or regulations or to enable a party to comply with this Agreement, or necessary for the Buyer to prepare and disseminate any private or public placements of its securities or to communicate with its shareholders, no press release, notice to any third party or other publicity concerning the transactions contemplated by this Agreement will be issued, given or otherwise disseminated without the prior approval of each of the parties hereto; provided, however, that such approval will not be unreasonably withheld.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

ATI:	ADVANCED TEL, INC.

	By:	/S/ DAVID SINGER
David Singer, Chief Executive Officer

Singer/Seller:

/S/ DAVID SINGER
David Singer, Individually

Company/Buyer:	INTERMETRO COMMUNICATIONS, INC.

	By:	/S/ CHARLES RICE
Charles Rice, Chief Executive Officer

EXHIBIT A

FORM OF NOTE